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                              TRANSFER AGENCY AGREEMENT
                                 AMENDMENT NUMBER ONE


          THIS AGREEMENT is made as of the 26th day of December, 1997, by and between DIMENSIONAL EMERGING MARKETS FUND INC., a Maryland corporation (the "Fund"), and PFPC INC., formerly "Provident Financial Processing Corporation" ("PFPC"), a Delaware corporation, which is an indirect wholly-owned subsidiary of PNC Financial Corp.

                                W I T N E S S E T H :

          WHEREAS, the Fund is registered as a management investment company under the Investment Company Act of 1940, as amended (the "1940 Act"); and

          WHEREAS, the Fund has retained PFPC to provide certain transfer agency services pursuant to a Transfer Agency Agreement dated as of the ___ day of January, 1993 (the "Agreement") which, as of the date hereof, is in full force and effect; and

          WHEREAS, at a meeting held on November 21, 1997, the shareholders of the Fund approved an amendment to and restatement of the charter of the Fund which provides for the conversion of the Fund from a closed-end investment company to an open-end investment company.

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          NOW, THEREFORE, in light of the Fund's conversion from a closed-end, management investment company to an open-end, management investment company and in consideration of the promises and mutual covenants herein contained, and intending to be legally bound, the parties hereto agree as follows:

          1. The Agreement hereby is amended effective December 26, 1997 as follows:

               (a) the term "Registration Statement" shall mean the Fund's most recent registration statement on Form N-1A under the 1940 Act (File No. 811-7440) as filed with the Securities and Exchange Commission on December 26, 1997 and all amendments thereto; and

               (b) Paragraph 5(d) of the Agreement is deleted in its entirety and is replaced with the following:

          "(d) Redemption of Shares. Upon receipt of a redemption order from a shareholder in a Series, including a shareholder that is an open-end investment company, and/or in accordance with Written Instructions, the Transfer Agent shall promptly notify PFPC, in its capacity as administration and accounting services agent, and the custodian of that Series of the amount necessary to pay such redemption and shall redeem the number of Shares indicated thereon from the redeeming shareholder's account(s) pursuant to the procedures set forth in the Registration Statement or pursuant to Written Instruction amending such procedures of the Fund. When the Transfer Agent receives funds from the custodian of that Series, it shall disburse to the redeeming shareholder the redemption proceeds therefor, or arrange for direct payment of redemption proceeds to such shareholder by such custodian, by wire transfer or otherwise as provided in Written Instructions, all in accordance with such procedures and controls as are provided in


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          the Registration Statement or as may be mutually agreed upon from time to time by and among the Fund, the Transfer Agent and the Fund's custodian(s)."

          2. In all other respects the Agreement shall remain unchanged and in full force and effect.


          IN WITNESS WHEREOF, the parties hereto have caused this Amendment Number One to the Agreement to be executed by their duly authorized officers designated below on the day and year first-above written.


                              DIMENSIONAL EMERGING MARKETS FUND INC.


                              By:  /s/ David G. Brooks
                                   ---------------------------------------------

                              Title:  Chief Executive Officer




                              PFPC INC.



                              By:  /s/ Joseph Gramlich
                                   ---------------------------------------------

                              Title: Sr. V. P.
                                   ---------------------------------------------



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